UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.__1__)*

                       Pacific Sunwear of California, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    694873100
                        -------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


--------------------------------------------------------------------------------
CUSIP No.  694873100                   13G                Page  2  of  11  Pages
         ------------                                         -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Consumer Venture Partners, L.P.
        06-1182943
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)

                                                                 (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 --0-- shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                --0--shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        --0--shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 11 Pages






--------------------------------------------------------------------------------
CUSIP No.  694873100                   13G                Page  3  of  11  Pages
         ------------                                         -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Consumer Venture Associates, L.P.
        06-1182942
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)

                                                                     (b)
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                --0--shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        --0--shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 11 Pages





--------------------------------------------------------------------------------
CUSIP No.  694873100                   13G                Page  4  of  11  Pages
         ------------                                         -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Pearson C. Cummin III

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)

                                                                   (b)
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                23,392 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 23,392 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                --0--shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        --0--shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.29%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 11 Pages






--------------------------------------------------------------------------------
CUSIP No.  694873100                   13G                Page  5  of  11  Pages
         ------------                                         -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Christopher P. Kirchen

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)

                                                                   (b)
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 --0-- shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                --0--shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        --0--shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

        IN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 11 Pages









ITEM 1 (A).       NAME OF ISSUER:

                  Pacific Sunwear of California, Inc.

ITEM 1 (B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5037 East Hunter Avenue, Anaheim, California 92807

ITEM 2 (A).       NAME OF PERSONS FILING:

                  Consumer Venture Partners, L.P. ("Consumer"), Consumer Venture Associates, L.P. ("CVA"), Pearson C. Cummin III ("Cummin") and Christopher P. Kirchen ("Kirchen"). Cummin and Kirchen are the general partners of CVA, the sole general partner of Consumer.


ITEM 2 (B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of Consumer, CVA, Cummin and Kirchen is c/o Consumer Venture Group, Inc., Three Pickwick Plaza, Greenwich, CT 06830.

ITEM 2 (C).       CITIZENSHIP:

                  Messrs.   Cummin  and  Kirchen  are  United  States  citizens.
                  Consumer and CVA are limited partnerships organized under the laws of the State of Delaware.

ITEM 2 (D).       TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value.

ITEM 2 (E).       CUSIP NUMBER

                  694873100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [   ]   Broker or Dealer  registered  under  Section 15 of
                              the Securities Exchange Act of 1934 (the "Act").

                  (b) [   ]   Bank as defined in Section 3(a)(6) of the Act.

                  (c) [   ]   Insurance  Company as defined in Section  3(a)(19)
                              of the Act.

                  (d) [   ]   Investment  Company  registered under Section 8 of
                              the Investment Company Act of 1940.

                  (e) [   ]   Investment Advisor registered under Section 203 or
                              the Investment Advisors Act of 1940.

                  (f) [   ]   Employee  Benefit  Plan,  Pension  Fund  which  is
                              subject  to  the   provisions   of  the   Employee
                              Retirement   Income   Security   Act  of  1974  or
                              Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the
                              Act.


                               Page 6 of 11 Pages






                  (g) [   ]   Parent Holding  Company,  in accordance  with Rule
                              13d-1(b)(ii)(G) of the Act.

                  (h) [   ]   Group, in accordance with Rule  13a-1(b)(1)(ii)(H)
                              of the Act.

                  NOT APPLICABLE

ITEM 4.           OWNERSHIP:

                  (a)      Amount Beneficially Owned:

                           Consumer owns beneficially and of record -0- shares of Common Stock of Pacific Sunwear of California,
                           Inc., as of December 31, 1996. CVA, the general partner of Consumer, may be deemed to own beneficially the -0- shares of Common Stock held by Consumer as of December 31, 1996. Cummin and Kirchen are general partners of CVA and therefore may be deemed to own beneficially the -0- shares held by Consumer as of December 31, 1996. Cummin owns beneficially and of record 20,206 shares of Common Stock of Pacific Sunwear of California, Inc. as of December 31, 1996 and options to purchase an aggregate 13,500 shares of Common Stock of Pacific Sunwear of California, Inc., of which 3,186 shares are exercisable within 60 days of December 31, 1996.

                  (b)      Percent of Class:

                           Each of Consumer, CVA and Kirchen owns beneficially 0.0% of the Common Stock of Pacific Sunwear of California, Inc. Cummin owns beneficially 0.29% of the Common Stock of Pacific Sunwear of California, Inc. The percentages are based on the 8,083,777 shares of Common Stock reported to be outstanding on December 6, 1996 in the Pacific Sunwear of California, Inc. Quarterly Report on Form 10-Q for the quarter ended November 3, 1996.

                  (c)      Number of Shares as to which such person has:

                           (i)   sole   power  to  vote  or  direct   the  vote:
                                 Consumer:  0;  CVA:  0;  Cummin:   23,392;  and
                                 Kirchen: 0.

                           (ii)  shared  power to vote or to  direct  the  vote:
                                 Consumer: 0; CVA: 0; Cummin: 0; and Kirchen: 0.

                           (iii) sole   power  to   dispose  or  to  direct  the
                                 disposition  of:  Consumer:  0; CVA: 0; Cummin:
                                 23,392; and Kirchen: 0.

                           (iv) shared power to dispose or to direct the disposition of: Consumer: 0; CVA: 0; Cummin: 0; and Kirchen: 0.

ITEM (5).         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the common stock.

ITEM (6).         OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  NOT APPLICABLE.


                               Page 7 of 11 Pages





ITEM (7).         IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:

                  NOT APPLICABLE.

ITEM (8).         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  NOT APPLICABLE.

ITEM (9).         NOTICE OF DISSOLUTION OF GROUP:

                  NOT APPLICABLE.

ITEM (10).        CERTIFICATION:

                  NOT APPLICABLE.
                  Not filed pursuant to Rule 13d-1(b).


                               Page 8 of 11 pages







                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997                  CONSUMER VENTURE PARTNERS, L.P.

                                           By: Consumer Venture Associates, L.P.

                                                  By: /s/Pearson C. Cummin III
                                                     ---------------------------
                                                         Pearson C. Cummin III
                                                         General Partner


                                           CONSUMER VENTURE ASSOCIATES, L.P.

                                           By: /s/Pearson C. Cummin III
                                              -----------------------------
                                               Pearson C. Cummin III
                                               General Partner

                                               /s/ Pearson C. Cummin III
                                              -----------------------------
                                               Pearson C. Cummin III


                                                         *
                                              -----------------------------
                                               Christopher P. Kirchen


*By: /s/Pearson C. Cummin III
    ----------------------------
     Pearson C. Cummin III
     Attorney-in-Fact


--------------------------------------------------------------------------------
This Schedule 13G was executed by Pearson C. Cummin III pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 16, 1993, in connection with a Schedule 13G for Natural Wonders, Inc. which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit II.

                               Page 9 of 11 pages





                                    EXHIBIT I

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Pacific Sunwear of California, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 14, 1997                 CONSUMER VENTURE PARTNERS, L.P.

                                          By:  Consumer Venture Associates, L.P.

                                                 By:  /s/Pearson C. Cummin II
                                                     --------------------------
                                                        Pearson C. Cummin III
                                                        General Partner


                                          CONSUMER VENTURE ASSOCIATES, L.P.

                                          By:   /s/Pearson C. Cummin III
                                               ----------------------------
                                                  Pearson C. Cummin III
                                                  General Partner


                                                /s/Pearson C. Cummin III
                                               ----------------------------
                                                  Pearson C. Cummin III


                                                            *
                                               ----------------------------
                                                  Christopher P. Kirchen



*By: /s/Pearson C. Cummin III
     -----------------------------
     Pearson C. Cummin III
     Attorney-in-Fact


--------------------------------------------------------------------------------
This Agreement was executed by Pearson C. Cummin III pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 16, 1993, in connection with a Schedule 13G for Natural Wonders, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit II.


                              Page 10 of 11 pages




                                                                      EXHIBIT II

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pearson C. Cummin III and Christopher P. Kirchen, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1993.


                                             /s/ Pearson C. Cummin III
                                                 --------------------------
                                                  Pearson C. Cummin III


                                             /s/ G. Clinton Merrick
                                                 --------------------------
                                                  G. Clinton Merrick


                                             /s/ Christopher P. Kirchen
                                                 --------------------------
                                                  Christopher P. Kirchen



                              Page 11 of 11 pages